UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Oilwell Varco, Inc.

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NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2014

DATE:            Wednesday, May 14, 2014

TIME:             10:00 a.m. (Houston time)

PLACE:           National Oilwell Varco

                         7909 Parkwood Circle Dr.

                         Houston, Texas 77036

The 2014 annual meeting of stockholders (“Annual Meeting”) of National Oilwell Varco, Inc. will be held at the Company’s corporate headquarters located at 7909 Parkwood Circle Drive, Houston, Texas on Wednesday, May 14, 2014, at 10:00 a.m. local time, for the following purposes:

•	To elect ten directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2014;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2014 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

The Board of Directors has set April 1, 2014 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on April 1, 2014, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7909 Parkwood Circle Drive, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Dwight W. Rettig

Dwight W. Rettig

Executive Vice President, General Counsel and Secretary

Houston, Texas

April 10, 2014

NATIONAL OILWELL VARCO, INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to National Oilwell Varco, Inc.

ANNUAL MEETING:	Date: Wednesday, May 14, 2014

Time: 10:00 a.m. (Houston time)

Place: National Oilwell Varco

7909 Parkwood Circle Dr.

Houston, Texas 77036

AGENDA:	Proposal 1: To elect ten nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2014 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on April 1, 2014 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is National Oilwell Varco common stock. Holders of National Oilwell Varco common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 10, 2014. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the ten nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of April 1, 2014, there were 428,852,227 shares of National Oilwell Varco common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 214,426,114 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:	For the proposal to elect the ten director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 6 of the proxy statement. You cannot abstain in the election of directors and broker non-votes are not counted. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and the proposal to approve the compensation of our named executive officers (Proposal 3), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:

The U.S. Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $5,000, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Wednesday, May 14, 2014.

The Company’s 2014 Proxy Statement and the Annual Report to Stockholders for the year ended 2013 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 713-346-7500.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

The Board of Directors of National Oilwell Varco (the “Board”) and the stockholders of the Company approved in 2011 an amendment to the Company’s Amended and Restated Certificate of Incorporation that provides for the phased-in elimination of the classification of the Board and the annual election of all directors.

The Board of Directors was divided into three classes, and members of each class were elected to serve for staggered three-year terms. Starting with the election of directors at the 2012 Annual Meeting, such directors or their successors were elected to one-year terms. This year the declassification of the Board is complete and all directors are now subject to annual election.

Merrill A. Miller, Jr., Greg L. Armstrong, Robert E. Beauchamp, Marcela E. Donadio, Ben A. Guill, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, Jeffery A. Smisek and Clay C. Williams are nominees for directors for a one-year term expiring at the Annual Meeting in 2015, or when their successors are elected and qualified. Each of the nominees, except Ms. Donadio, was elected as a director of the 2013 Annual Meeting. Additional information regarding Ms. Donadio is set forth below. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Directors whose terms expire in 2015 will continue to serve in accordance with their prior election or appointment. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

National Oilwell Varco’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Information Regarding Nominees for Director:

Name	Age	Biography	Year First Became Director
Merrill A. Miller, Jr.	63	Mr. Miller has been a Director of the Company since May 2001 and Chairman of the Board since July 22, 2005. He also served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served as Executive Chairman since February 2014. He served as Chief Executive Officer from May 2001 until February 2014. He served as President from November 2000 until December 2012. He has served in various senior executive positions with National Oilwell since February 1996. Mr. Miller also serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States.	2001
Greg L. Armstrong	55	Mr. Armstrong has been a Director of the Company since March 2005. Mr. Armstrong served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Since 1998, he has been the Chairman of the Board and Chief Executive Officer of Plains All American GP LLC, the general partner and controlling entity of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. From 2010 to 2013, he served as Chairman of the Board and Chief Executive Officer of PAA Natural Gas Storage, L.P., a publicly traded master limited partnership engaged in the natural gas storage business, the outstanding minority interest of which was acquired by Plains All American in 2013. Mr. Armstrong is Finance Committee Chairman of the National Petroleum Council and is a director and Chairman of the Federal Reserve Bank of Dallas, Houston Branch.	2005
Robert E. Beauchamp	54	Mr. Beauchamp has been a Director of the Company since August 2002. Since 2001, he has served as President and Chief Executive Officer of BMC Software, Inc., a leading provider of enterprise IT management solutions. Since 2008, Mr. Beauchamp has also served as Chairman of the Board of BMC Software. During his 26-year career with BMC Software, he has served in a variety of leadership roles in sales, marketing, corporate development, and product management and development.	2002
Marcela E. Donadio	59	Ms. Donadio has been a Director of the Company since April 2014. She was Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role she was responsible for one of the firm’s most significant industry groups in the US and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards.	2014

Name	Age	Biography	Year First Became Director
Ben A. Guill	63	Mr. Guill has served as a Director of the Company since 1999. He is a Managing Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.	1999
David D. Harrison	66	Mr. Harrison has been a Director of the Company since August 2003. He has served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, since February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce brand diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. Mr. Harrison also serves as a director of James Hardie Industries, a leading fiber cement technology company.	2003
Roger L. Jarvis	60	Mr. Jarvis has been a Director of the Company since February 2002. Since August 2012, he has served as Chairman of Common Resources III LLC, a privately held company engaged in the business of exploration for and production of hydrocarbons in the United States. Mr. Jarvis previously served as Chairman, Chief Executive Officer and President of Common Resources II from May 2010 until its acquisition in August 2012 and at Common Resources LLC from 2007 until its acquisition in May 2010. He served as President, Chief Executive Officer and Director of Spinnaker Exploration Company, a natural gas and oil exploration and production company, from 1996 and as its Chairman of the Board from 1998, until its acquisition by Norsk Hydro ASA in December 2005.	2002

Name	Age	Biography	Year First Became Director
Eric L. Mattson	62	Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson is currently an investor in and serves as the EVP and Chief Financial Officer of Select Energy Services, LLC, a privately held oil service company located in Gainesville, Texas. Prior to that, Mr. Mattson served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, since 2003, until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson serves as a director of Rex Energy Corporation, a company engaged in the acquisition, production, exploration and development of oil and gas.	2005
Jeffery A. Smisek	59	Mr. Smisek has been a Director of the Company since March 2005. Mr. Smisek served as a Director of Varco (and its predecessor, Tuboscope Inc.) from February 1998 until its merger with the Company on March 11, 2005. Mr. Smisek has served as President, Chief Executive Officer and a director of United Continental Holdings, Inc. since October 2010, and as Chairman of the Board, President and Chief Executive Officer since January 2013. Mr. Smisek previously served as Chairman, President and Chief Executive Officer of Continental Airlines, Inc. from January 2010 until its merger with United Airlines, Inc. in October 2010. Mr. Smisek previously served Continental Airlines, Inc. as: President and Chief Operating Officer from September 2008 until December 2009 and President and a director from December 2004.	2005
Clay C. Williams	51	Mr. Williams has been a Director of the Company since November 2013. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005, until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President – Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.	2013

Your Board of Directors recommends that you vote “FOR” the election of the ten nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met five times and the committees met a total of 13 times. Mr. Miller and Mr. Williams do not serve on any committees. The following table sets forth the committees of the Board of Directors and their members during 2013, as well as the number of meetings each committee held during 2013:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Merrill A. Miller, Jr.
Greg L. Armstrong	—
Robert E. Beauchamp		—	+
Ben A. Guill	—
David D. Harrison	+
Roger L. Jarvis		—	—
Eric L. Mattson	—
Jeffery A. Smisek		+	—
Clay C. Williams
Number of Meetings Held in 2013	8	3	2

(+)	Denotes Chair

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member.

Audit Committee

Messrs. Harrison (Chairman), Armstrong, Guill and Mattson are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•	select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Audit Committee Financial Expert

The Board of Directors has determined that all members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Smisek (Chairman), Beauchamp and Jarvis are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Messrs. Smisek, Beauchamp and Jarvis served on the Compensation Committee during 2013. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Beauchamp (Chairman), Jarvis and Smisek are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•	monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and candidates identified by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of April 1, 2014, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed below.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represents a diversity of background and experience, including with respect to gender and race. The Board considers diversity in a variety of different ways and in a fairly expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry, or in the broader oil and gas industry. The Company believes the Board benefits from different viewpoints and experiences by having a mix of members of the Board who have experience in the oil and gas industry and those who do not have such experience.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. There are currently no directorship vacancies to be filled on the Board. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors if timely written notice in proper form of the intent to make a nomination at the Annual Meeting is received by the Company at National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, TX 77036, Attention: Dwight W. Rettig, Secretary. The notice must be received no later than April 20, 2014 – 10 days after the first public notice of the Annual Meeting is first sent to stockholders. To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board of Directors.

Director Qualifications

The Company believes that each member of its Board of Directors possess the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. In addition to the experience, qualifications and skills of each director set forth in their biographies starting on page 6 of this proxy statement, the Company also considered the following factors in determining that the board member should serve on the Board:

Mr. Armstrong provides valuable service and experience to the Audit Committee, due to his experience serving as an auditor for a major accounting firm, approximately 30 years of being a certified public accountant and seven years of experience serving as a chief financial officer. Mr. Armstrong has been an officer of a publicly traded energy company since 1981, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles. He also gained valuable outside board experience from his previous tenure as a director of BreitBurn Energy Partners.

Mr. Beauchamp has served as the chief executive officer and chairman of the board of a publicly traded company for the past 13 years, which last year went private. Mr. Beauchamp has extensive business experience in the information technology sector, including occupying positions in the areas of sales, marketing, research and development and corporate development. Mr. Beauchamp’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in finance, as well as a masters degree in management.

Ms. Donadio has over 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

Mr. Guill provides valuable service and experience to the Audit Committee, due to his MBA degree, 19 years of experience in investment banking and 13 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 32 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill also gained valuable outside board experience from his previous tenures as a director of: Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

Mr. Harrison provides valuable service and experience to the Audit Committee, due to his MBA degree, 28 years of being a certified management accountant and 14 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 43 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries.

Mr. Jarvis served as the chief executive officer and chairman of the board of a publicly traded company in the oil and gas industry for 11 years. Mr. Jarvis has extensive experience in the oil and gas exploration business involving the drilling, completion and production of oil and gas wells, both offshore and onshore. As a result of this extensive experience, Mr. Jarvis is very familiar with the strategic and project planning processes that impact the Company’s business. He also gained valuable outside board experience from his previous tenure as a director of the Bill Barret Corporation.

Mr. Mattson provides valuable service and experience to the Audit Committee, due to his MBA degree and 40 years of financial experience, including 21 years as a chief financial officer of four different companies.

Mr. Mattson has extensive experience in the oil service business, having worked in that industry for over 31 years. He also has extensive mergers and acquisitions experience of over 31 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.

Mr. Miller has been an officer of a publicly traded company since 1996, occupying positions of increasing importance from business group president, to COO, to CEO. Mr. Miller has extensive experience with the Company and the oil service industry. Mr. Miller has an MBA degree, and is a graduate of the US Military Academy, West Point. Mr. Miller has also gained valuable outside board experience from his previous tenure as a director of Penn Virginia Corporation and his current tenure as a director of Chesapeake Energy Corporation.

Mr. Smisek has been an executive officer of a publicly traded company since 1995, occupying positions of increasing importance ranging from General Counsel, to President and COO, to Chairman and CEO. Mr. Smisek has extensive business experience in the airline industry, which helps provide a different perspective for the Company. Mr. Smisek has a law degree and has prior experience practicing law for a major law firm, which provides him with extensive experience in assessing and dealing with different types of risks. He has also gained valuable outside board experience from his tenure as a director and chairman of the board of Continental Airlines, and his current position as chairman of the board of United Continental Holdings.

Mr. Williams has been an officer of a publicly traded company since 2003, occupying positions of increasing importance from VP-Corporate Development, to Senior VP and CFO, to COO, to CEO. Mr. Williams has extensive experience with the Company and the oil service industry. Mr. Williams has an MBA degree from the University of Texas at Austin, as well as a BS in Civil/Geological Engineering from Princeton University. Mr. Williams has also gained valuable outside board experience from his tenure as a director of Benchmark Electronics, Inc.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Audit Committee held eight (8) meetings in 2013, and at each regularly scheduled quarterly meeting met separately in executive session with both the internal audit vice president and the independent audit partner, without management being present.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young’s independence with Ernst & Young.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2013 Annual Report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

David D. Harrison, Committee Chairman

Greg L. Armstrong

Ben A. Guill

Eric L. Mattson

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors for 2014. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2012 and 2013. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2013	2012
Audit Fees(1)	$12,601	$8,145
Audit Related Fees(2)	257	198
Tax Fees(3)	8,147	7,237
All Other Fees	—	—
Total	$21,005	$15,580

(1)	Includes fees of $3.6 million in 2013 associated with the spinoff of the Company’s Distribution business.
(2)	Consists primarily of fees for audits of employee benefit plans.
(3)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters, including fees of $2.0 million in 2013 for services related to the spinoff of the Company’s Distribution business.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS – PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this proxy statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this proxy statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2013, our stockholders approved, on an advisory basis, the compensation of our named executive officers with approximately 96% of stockholder votes cast in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards consist of: stock options and performance-based restricted stock. We believe this mix appropriately motivates long-term performance and rewards executives for both absolute gains in share price and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

•	Incentive Plan awards are aligned with our performance: For 2013, we made bonus payments to the Company’s named executive officers near the “target” level payout because our financial results met our financial goals set for 2013.

•	Base salaries: In 2013, the Company adjusted the base salary levels for certain of its named executive officers because the Company had achieved strong financial and operational performance.

Compensation Program Has Appropriate Long-term Orientation

•	Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year vesting requirements for options and performance-based restricted stock.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, limiting excessive awards for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

•	CEO Pay: CEO base salary level has generally been well below the competitive peer median, in spite of the Company’s strong financial and operational performance over the past few years. This is due to the CEO declining increases in base salary recommended by the Compensation Committee and voluntarily reducing his base salary in 2009.

•	Adoption of Executive Stock Ownership Guidelines: Stock ownership guidelines for its executive officers to better align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•	Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be terminated by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2014 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2013 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

CORPORATE GOVERNANCE

National Oilwell Varco’s Board of Directors is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and corporate behavior that conforms to corporate governance standards that substantially exceed the consensus view of minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Dwight W. Rettig, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Robert E. Beauchamp, Marcela E. Donadio, Ben A. Guill, David D. Harrison, Roger L. Jarvis, Eric L. Mattson, and Jeffery A. Smisek.

Board Leadership

Historically, the roles of Chairman of the Board and Chief Executive Officer have been combined at the Company. However, effective as of February 27, 2014, Mr. Miller stepped down as Chief Executive Officer, but remained the Company’s Executive Chairman. At the same time, Mr. Williams was promoted to President and CEO. Upon completion of the spinoff of the Company’s distribution business, Mr. Williams will assume the role of Chairman of the Board.

The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. The Board believes that our current Chief Executive Officer, Mr. Williams, will be best situated to serve as Chairman after the spinoff because he is the director most familiar with our remaining businesses and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed Greg L. Armstrong, an independent director, as Lead Director. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and the Company’s backlog for drilling equipment. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Company management, the Compensation Committee and the Compensation Committee’s compensation consultant assessed the Company’s executive and broad-based compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Although we reviewed all material compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

During such review, it was noted that the variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls, which are designed to prevent the Company from being exposed to unexpected or unbudgeted materially adverse events. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

After such review and assessment, the Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics For Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investor Relations/Corporate Governance section. The Company will furnish print copies of these Codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Dwight W. Rettig, Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-800-372-3956. This procedure is described on the Company’s website, www.nov.com, in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year. A transcript of the call will be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas, 77036. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2013, all members of the Board were in attendance at the annual meeting.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 3,

2013, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 14, 2014, the Company filed its 2013 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons are our current executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other.

Name	Age	Position	Biography
Merrill A. Miller, Jr.	63	Executive Chairman	Mr. Miller has been a Director of the Company since May 2001 and Chairman of the Board since July 22, 2005. He also served as Chairman of the Board from May 2002 through March 11, 2005. He served as the Company’s Chief Operating Officer from November 2000 through March 11, 2005. He has served as Executive Chairman since February 2014. He served as Chief Executive Officer from May 2001 until February 2014. He served as President from November 2000 until December 2012. He has served in various senior executive positions with National Oilwell since February 1996. Mr. Miller also serves as a director of Chesapeake Energy Corporation, a company engaged in the development, acquisition, production, exploration, and marketing of onshore oil and natural gas properties in the United States.
Clay C. Williams	51	President and Chief Executive Officer	Mr. Williams has been a Director of the Company since November 2013. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005, until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s Vice President – Corporate Development. Mr. Williams serves as a director of Benchmark Electronics, Inc., a company engaged in providing electronic manufacturing services in the United States and internationally.

Name	Age	Position	Biography
Robert W. Blanchard	52	Vice President, Corporate Controller and Chief Accounting Officer	Mr. Blanchard has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since May 2005. Mr. Blanchard served as Controller of Varco from 1999 and as its Vice President from 2002 until its merger with the Company on March 11, 2005.
Dwight W. Rettig	53	Executive Vice President, General Counsel and Secretary	Mr. Rettig has served as the Company’s Executive Vice President since December 2012, as the Company’s Senior Vice President since February 2009, as the Company’s Vice President and General Counsel since February 1999, and from February 1998 to February 1999 as General Counsel of the Company’s Distribution Services Group.
Jeremy D. Thigpen	39	Senior Vice President and Chief Financial Officer	Mr. Thigpen has served as the Company’s Senior Vice President and Chief Financial Officer since December 2012. Mr. Thigpen served as President – Downhole and Pumping Solutions from August 2007 to December 2012. Mr. Thigpen served as President of the Company’s Downhole Tools Group from May 2003 to August 2007, and as a manager of that group from April 2002 to May 2003. From 2000 to 2002, Mr. Thigpen was the Company’s Director of Business Development and Special Assistant to the Chairman.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2013. The number and percentage of shares of common stock beneficially owned is based on 428,433,703 shares outstanding as of December 31, 2013.

5% Owners	No. of Shares	Percent of Class
BlackRock, Inc.(1)	25,525,083	5.9%
40 East 52nd Street
New York, NY 10022

(1)	Shares owned at December 31, 2013, as reflected in Amendment No.4 to Schedule 13G filed with the SEC on January 30, 2014 by BlackRock, Inc. (“Blackrock”). Within the BlackRock group are the following subsidiaries: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd, BlackRock Life Limited.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of April 1, 2014 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 428,852,227 shares outstanding as of April 1, 2014. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of April 1, 2014 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Greg L. Armstrong	22,440	54,708	*
Robert E. Beauchamp	32,096	49,708	*
Robert W. Blanchard	29,722	44,642	*
Ben A. Guill	40,490	49,708	*
David D. Harrison	22,396	54,708	*
Roger L. Jarvis	31,195	54,708	*
Eric L. Mattson	50,986	39,708	*
Merrill A. Miller, Jr	460,704	263,166	*
Dwight W. Rettig	48,978	57,349	*
Jeffery A. Smisek	29,036	44,376	*
Jeremy D. Thigpen	37,862	60,544
Clay C. Williams	139,137	207,596	*
All current directors and executive officers as a group (12 persons)	945,042	980,921	*

*	Less than 1 percent.
(1)	Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

National Oilwell Varco’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities in the median range of oilfield service companies described below. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures and general trend data, which are updated annually. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

Major components of the executive compensation program for 2013 were base salary, participation in the Company’s annual cash incentive (bonus) plan and the grant of non-qualified stock options and performance share awards (long-term incentives).

2013 Performance Overview

In 2013, the Company earned $2.33 billion in net income, or $5.44 per fully diluted share. Earnings per fully diluted share decreased 7% from prior year levels of $2.49 billion, or $5.83 per fully diluted share. Highlights for 2013 include:

•	revenue in 2013 was a record $22.77 billion, up 14% from 2012;

•	operating profit decreased 4% from 2012, to $3.41 billion;

•	Company’s three reporting segments each posted higher year-over-year revenues in 2013; and

•	Company’s capital equipment backlog finished 2013 at a record $16.24 billion.

Participants

The following is a list of our named executive officers by name and position, as of December 31, 2013:

Name	Position
Merrill A. Miller, Jr.	Chairman and Chief Executive Officer(1)
Clay C. Williams	President and Chief Operating Officer(2)
Jeremy D. Thigpen	Senior Vice President and Chief Financial Officer
Dwight W. Rettig	Executive Vice President, General Counsel and Secretary
Robert W. Blanchard	Vice President, Corporate Controller and Chief Accounting Officer

(1)	On February 27, 2014, Mr. Miller stepped down as CEO, but remains Executive Chairman.
(2)	On February 27, 2014, Mr. Williams was promoted to President and CEO.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks:

•	Stock ownership guidelines for executives and directors;

•	Annual cash incentive and long-term incentive compensation subject to clawback policy;

•	No significant compensation in the form of perquisites;

•	Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary; and

•	Long-term incentives linked to stock price appreciation and company performance.

Compensation Philosophy

The Company believes it is important for each executive to have a fixed amount of cash compensation, in the form of base salary, that is not dependent on the performance or results of the Company. The Company recognizes that a certain amount of financial certainty must be provided to its executives as part of their compensation.

While the Company believes a competitive base salary is needed to attract and retain talented executives, the Company’s compensation program also places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives of the Company are incentivized to increase the Company’s profitability and stockholder return in order to earn a major portion of their compensation package.

The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance his or her focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies. To reinforce the importance of balancing these perspectives, the Company’s executives are provided both short and long-term incentives.

Base salary is designed to compensate the executive for his or her performance of normal, everyday job functions. The Company’s annual cash incentive (bonus) plan and long-term incentives are designed to reward the executive for executing business plans that will benefit the Company in the short and long-term. The Company believes that the mix of short and long-term incentives allows the Company to deliver results aligned with the interests of stockholders. Stock options create a focus on share price appreciation, while the annual cash incentive (bonus) and performance share awards emphasize financial performance, both absolute and relative.

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company understands that its annual cash incentives and long-term compensation will result in varying compensation for its executives each year. Because of this, the Company has tried to design its annual cash incentives and long-term compensation program in such a way to provide meaningful financial rewards to its executives during times when the Company’s financial and operational performance is strong, while motivating executives to stay with the Company during more challenging economic times when the Company’s performance may not be as strong.

There are no compensation policy differences among the individual executives, except that the more senior officers, such as the chief executive officer, receive higher compensation consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

Competitive Positioning

Because of these goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as competitive with the marketplace, to incentivize its executives in the manner stated above.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. When analyzing peer group data, the

Compensation Committee does not establish a specific numeric range around the median data points, which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels.

The Compensation Committee has been taking steps to position our senior executives’ total target compensation closer to our peer group median over the past several years.

The Company’s peer group is as follows:

Anadarko Petroleum Corporation	Apache Corporation	Baker Hughes, Inc.
Cameron International Corporation	Cummins Inc.	Danaher Corporation
Devon Energy Corporation	Dresser-Rand Group, Inc.	FMC Technologies Inc.
Halliburton Co.	Illinois Tool Works Inc.	Schlumberger Ltd.
Transocean Ltd.	Weatherford International Ltd.	The Williams Companies, Inc.

The Compensation Committee engaged Frederic Cook to conduct its annual competitive review of executive compensation for the Company’s top five executives relative to its peer companies in November 2013, as well as to analyze internal pay equity and share usage and dilution, based on the previously approved peer group by the Compensation Committee. Frederic Cook analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements. Frederic Cook’s proxy analysis focused on the top five executives. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses, and equity compensation. Frederic Cook generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by Frederic Cook, the Compensation Committee, in consultation with the Company and Frederic Cook, determined that the total direct compensation for all but one of the Company’s named executive officers relative to the designated peer group was at or near the median. The Company’s Controller and Chief Accounting Officer is positioned below median because he was benchmarked against the fifth highest paid named executive officers in the peer group, who sometimes held more senior and highly compensated positions.

The long term equity incentives for the Company’s named executive officers were closely aligned with the peer median for all positions. The pay mix (both target total direct compensation and long term incentives mix) was more performance-oriented than the Company’s peers on average.

The Company’s share overhang from outstanding equity grants is near the median, and total overhang, which includes shares for future grants, is between the 25th percentile and the median. The Company’s three-year average annual share usage from 2010 to 2012 and 2011 to 2013 is slightly above median, and the Company’s three-year average fair value transfer is generally near the 25th percentile of the peers from 2010 to 2012 and 2011 to 2013 relative to both market capitalization and revenue.

Components of Compensation

The following describes the elements of the Company’s compensation program for 2013, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including tenure, individual performance and level and scope of responsibility. The Company does not give specific weights to these factors. The

Compensation Committee determines median base salary levels by having Frederic Cook conduct a comprehensive review of information provided in proxy statements filed by our peer companies. Generally, each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the chief executive officer, the recommendations of our chief executive officer. The Compensation Committee does not establish specific, individual goals for the Company’s named executive officers, other than the chief executive officer (see “Compensation of the Chief Executive Officer” below for a discussion of the chief executive officer’s goals). The Compensation Committee’s analysis of the individual performance of any particular named executive officer is subjective in nature and takes into account the recommendations of the chief executive officer (other than with respect to him). As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

In February 2013, the Compensation Committee reviewed with Frederic Cook the base salaries of the named executive officers. The Compensation Committee considered each named executive officer’s base salary relative to his peers. The Compensation Committee considered in its review of base salary compensation for the top five executives the scope and size of the Company and the financial and operating performance of the Company during 2012. The Compensation Committee also considered the new increased roles and responsibilities being assumed by certain members of the top five executives. The Compensation Committee also considered that the Company’s named executive officers’ last base salary adjustments occurred in February 2010.

Based on these factors, the Company’s named executive officers, other than its chief executive officer, received the following salary increases in 2013 as a result of their new roles: Mr. Williams – from $700,000 to $750,000; and Mr. Thigpen – from $550,000 to $650,000. The Compensation Committee noted that those base salary adjustments would put the listed executives’ base salary pay closer to the median base salary range for their new positions.

Annual Incentive Award

The objectives of the Company’s annual cash incentive plan are to incent performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, and provide competitive compensation packages to attract and retain management talent.

Substantially all exempt employees, including executive officers, participated in the Company’s annual incentive plan in 2013, aligning a portion of each employee’s cash compensation with Company performance against a predetermined operating profit target. As in prior years, the incentive plan provided for cash awards if objectives related to the Company’s achievement of a certain specified operating profit target based on the Company’s financial plan were met. The Company’s annual financial plan, including the Company’s target operating profit level, is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook and available strategic alternatives, and is approved by the Board each year.

The designated performance objective under the 2013 incentive plan is the Company’s operating profit. Each participant is assigned a target level percentage bonus, which ranges from 5% to 120% of salary, depending on the level of the participant. There are three multiplier levels of the target level percentage bonus set under the incentive plan using this single performance metric – minimum (10%), target (100%) and maximum (200%). Based on the Company’s annual financial plan, each level is assigned a specified operating profit net of the bonus expense. Entry level is the “minimum” level of operating profit for which the Company provides an annual incentive payout. If the Company’s operating profit is less than the entry level threshold, then there is no payout in that fiscal year. If the Company achieves the entry level threshold, the “minimum” level payout of 10% of the target level percentage bonus is earned. The target multiplier level (100% of the participant’s applicable percentage of base salary) is earned when the target operating profit is reached by the Company. For the “maximum” level multiplier of 200% of the target level percentage bonus to occur, the Company’s operating profit must equal or exceed the maximum operating profit goal that was set for the incentive plan. Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

The Compensation Committee believes the use of operating profit as the designated performance objective under the annual incentive plan best aligns the interests of the Company’s stockholders and the Company’s executive officers. The “target” objective is set at the target operating profit level provided under the Company’s annual financial plan approved by the Board. The “target” objective is set at a level that the Company believes is challenging to meet but achievable if the Company properly executes its operational plan and market conditions are as forecasted by the Company at the beginning of the year. The “minimum” and “maximum” level of operating profit under the incentive plan are set based off of the “target” objective, so that the “minimum” objective is 80% of the “target” objective and the “maximum” objective is 110% of the “target” objective. The Compensation Committee believes this objective, formulaic measure allows the “minimum” objective to be set at a level that the Company can achieve even if forecasted market conditions are not as favorable as anticipated and/or the Company’s operational plan is not executed as efficiently as planned. The “minimum” objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable as forecasted. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be very challenging for the Company to achieve. The Compensation Committee believes that, for the “maximum” objective to be achieved, a combination of market conditions being more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

All participants in the incentive plan have a minimum of 25% of their bonus awards tied to the Company’s consolidated corporate operating profit, while senior executives, including business unit heads, have a minimum of 50% of their bonus awards tied to the Company’s consolidated corporate operating profit, with the remainder of their bonus awards, if applicable, tied to their business unit performance. 100% of each named executive officer’s annual bonus award is tied to the operating profit of the Company. Participant award opportunities will vary depending upon individual levels of participation in the incentive plan (participation level). The Company designed the incentive plan with the idea that a portion of each executive’s cash compensation should be tied to the financial and operating performance of the Company.

Payouts are calculated by multiplying (A) the performance result multiplier which can be anywhere from 10% (minimum) to 100% (target) to 200% (maximum), depending on operating profit performance by (B) the participant’s base salary by (C) the participant’s designated target percentage of base salary (participation level). For 2013, the chief executive officer’s participation level was 150%, the chief operating officer’s participation level was 100%, and the other executive officers’ participation level was 75% (Mr. Blanchard) or 80% (Mr. Thigpen and Mr. Rettig). These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance.

The following examples calculate an annual incentive award payment for Mr. Miller assuming (1) the Company’s 2013 operating profit was equal to the operating profit target set under the incentive plan and (2) the Company’s 2013 operating profit exceeded the maximum operating profit target set under the incentive plan:

(1)	100% (performance result) x $975,000 (base salary) x 150% (participation level) = $ 1,462,500

(2)	200% (performance result) x $975,000 (base salary) x 150% (participation level) = $ 2,925,000

Historically, the actual operating profit for the Company has fallen above and below the “target” objective, and the actual capital employed modifier has increased and decreased bonus payments. In years where market conditions were very favorable and the Company efficiently executed its operational plan, the Company’s actual operating profit exceeded the “target” objective and the capital employed modifier increased bonus payments. In years where market conditions were not as favorable and the Company was not able to efficiently execute its operational plan, the Company’s actual operating profit fell below the “target” objective (and in certain instances, the capital employed modifier reduced bonus payments). In the past eight years under the Company’s annual incentive program, actual operating profit has exceeded the “target” objective six times, while actual operating profit has been below the “target” objective two times.

Based on the Company’s financial results – the Company’s actual operating profit for 2013 was near the operating profit target set under the Company’s annual incentive plan – bonus payments were made to the Company’s named executive officers, other than its chief executive officer, as follows: Mr. Williams – $709,931; Mr. Thigpen – $492,219; Mr. Rettig – $416,493 and Mr. Blanchard – $248,476. These bonus payouts reflected the positive financial performance the Company achieved in 2013.

The Company’s annual incentive plan is designed to reward its executives in line with the financial performance of the Company on an annual basis. When the Company is achieving strong financial results, its executives will be rewarded well through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve these strong results. While the executives’ financial benefit is reduced during times when the Company’s performance is not as strong, other forms of the Company’s compensation program, namely its long-term incentive compensation as well as base salary, help motivate its executives to remain with the Company to help it achieve strong financial and operational results, thereby benefiting the executive, the Company and its stockholders.

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to annual operating profits. This program helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s Corporate Governance Guidelines encourage its directors and executive officers to own shares of the Company’s stock and increase their ownership of those shares over time. The Board has adopted stock ownership guidelines for the Company’s directors and recently adopted stock ownership guidelines for its senior executives (see “Stock Ownership Guidelines for Executives” below for further information).

The Company’s long-term incentive compensation granted in 2013 to its named executive officers consisted of stock options and, new for 2013, performance share awards.

The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares of the Company’s common stock over the grant price. Accordingly, stock options have value only if the Company’s stock price appreciates from the date of grant. Additionally, the option holder must remain employed during the period required for the option to “vest”, thus providing an incentive for an option holder to remain employed by the Company. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and is therefore inherently performance-based compensation.

In March 2013, the Compensation Committee implemented a new performance share award structure to provide for long-term incentives more comparable to those awards used by the Company’s peers, as well as to improve certain features in the past design of the performance awards for the Company’s executive officers, such as:

•	Making award payouts based on two measures instead of one measure;

•	Avoiding challenges with using a small comparator group in determining whether an award should vest (limited number of companies, some of which are considerably smaller in size than the Company); and

•	Eliminating an earn-out structure that reflects an “all or nothing” approach with no ability to provide limited payouts for a threshold amount of performance and above-target payouts for superior performance.

The Company grants stock options and performance share awards to the Company’s key executives based on competitive grants within the industry and based on the level of long-term incentives appropriate for the competitive long-term compensation component of total compensation. Such executives are eligible to receive stock options and performance share awards annually with other key managers being eligible on a discretionary basis. Eligibility for an award does not ensure receipt of an award. Options are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant and generally vest in equal annual installments over a three-year period, and have a ten-year term subject to earlier termination. Option grants and performance share award grants must be reviewed and approved by the Compensation Committee.

Based on the foregoing, on February 15, 2013, the Compensation Committee approved the grant of stock options to the Company’s named executive officers, other than its chief executive officer, as follows:

Name	Securities Underlying Options (#)
Clay C. Williams	68,000
Jeremy D. Thigpen	41,150
Dwight W. Rettig	41,150
Robert W. Blanchard	25,679

The options were granted at a price equal to the closing trading price of the Company’s common stock on the New York Stock Exchange on the date of approval of the grants by the Compensation Committee ($69.33 per share). Each of such options has a term of 10 years and vests in three equal annual installments commencing on the first anniversary of the grant.

On February 15, 2013, the Compensation Committee approved a special grant of restricted stock awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Shares of Restricted Stock (36 Months) (#)
Clay C. Williams	21,000
Jeremy D. Thigpen	16,000
Dwight W. Rettig	13,000
Robert W. Blanchard	10,000

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period. This special grant was made by the Compensation Committee as a retention mechanism for the Company’s executives. The Compensation Committee was cognizant of the named executive officers’ significant contributions made to the Company’s positive financial and operating performance in 2013, as well as the Company’s strong financial and operating performance in prior years, and approved this special grant to help ensure that such executives continue to contribute to the Company’s overall performance in future years. Mr. Miller, the Company’s Chief Executive Officer, declined receiving such grant.

On March 22, 2013, the Compensation Committee approved the grant of performance share awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Performance Awards (Target # of Shares)
Clay C. Williams	24,172
Jeremy D. Thigpen	14,650
Dwight W. Rettig	14,650
Robert W. Blanchard	9,010

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two equal, independent parts that are subject to two separate performance metrics: 50% with a TSR (total shareholder return) goal and 50% with an internal ROC goal (return on capital).

Performance against the TSR goal is determined by comparing the performance of the Company’s TSR with the TSR performance of the members of the OSX index for the three year performance period of the performance share awards. The Compensation Committee believes that the members of the OSX index are an appropriate benchmark against which to compare the Company’s TSR performance. The following table summarizes the relationship between the Company’s TSR performance when compared with the TSR performance of the members of the OSX index and the associated payout levels for the performance achieved for the TSR portion of the award:

Level	Payout %	Percentile Rank vs. OSX Comparator Group
Maximum	200%	200% earned when the Company is at the 75th percentile or greater
Target	100%	100% earned when the Company is at the 50th percentile
Minimum	50%	50% earned when the Company is at the 25th percentile
No Payout	0%	0% earned when the Company is below the 25th percentile

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

Performance against the ROC goal is determined by comparing the performance of the Company’s actual ROC performance average for each of the three years of the performance period against the ROC goal set by the Compensation Committee. The following table summarizes the payout levels on the ROC portion of the award based on the Company’s ROC performance against the ROC goal:

Level	Payout %	Actual ROC Performance
Maximum	200%	200% earned when ROC achievement is 18.15% or higher
Target	100%	100% earned when ROC achievement is 16.5%
Minimum	50%	50% earned when ROC achievement is 13.2%
No Payout	0%	0% earned when ROC achievement is less than 13.2%

Results falling between the stated thresholds of minimum, target and maximum will result in an interpolated, or sliding scale payout.

The Company recognizes that its stock price fluctuates over time, and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The 10 year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

The addition of performance share award grants to its executives helps reduce the Company’s long-term incentive compensation reliance on stock price movements and allows for focus on key operational measures. The performance share awards also link the Company’s performance to key financial metrics that over the long-term should result in shareholder value creation.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives and to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results relative to its peers. The Company believes that stock option and performance share award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business.

Compensation of the Chief Executive Officer in 2013

The Compensation Committee determines the compensation of the chief executive officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, and achieving certain financial results. Components of Mr. Miller’s compensation for 2013 were consistent with those for executive officers as described above and included base salary, participation in the annual incentive plan and the grant of stock options and performance-based restricted stock awards.

In considering Mr. Miller’s salary level, the Compensation Committee, generally on an annual basis, reviews the compensation level of chief executive officers of each of the 15 companies in the designated peer group and considers Mr. Miller’s individual performance and success in achieving the Company’s strategic objectives.

The Compensation Committee establishes goals and objectives for Mr. Miller for each fiscal year. For 2013, Mr. Miller’s performance was measured in four key areas of the Company: (1) financial performance, (2) formulation and implementation of Company strategy, (3) operational performance, and (4) management and employee development. The specific goals within these four areas were set based on a determination of prioritizing Mr. Miller’s efforts on those specific areas and responsibilities that would have the greatest impact on the Company, and included the following:

•	deliver the Company’s annual operating plan;

•	monitor the Company’s backlog by focusing on on-time deliveries, quality and customer satisfaction;

•	utilize in an efficient manner Board approved capital expenditures;

•	ensure that the Company’s operational capabilities are properly structured;

•	identify and execute on strategic growth opportunities;

•	execute Sarbanes-Oxley 404 compliance;

•	monitor the Company’s sustainability practices by striving to make operations more effective from a safety and environmental standpoint;

•	continue training throughout the Company to ensure best in class management development processes; and

•	refine strategic goals of the Company for the future.

The Compensation Committee reviewed such goals and objectives against Mr. Miller’s and the Company’s performance, and determined that Mr. Miller had achieved each of his pre-established goals and objectives. The Compensation Committee took Mr. Miller’s successful achievement of his goals into consideration when reviewing his compensation in 2013.

In 2013, based on this review, Mr. Miller received an option to purchase 197,500 shares of National Oilwell Varco common stock, with terms consistent with the options granted to the other executives described above, and a grant of 70,320 performance share awards, with terms consistent with the performance share awards granted to the other executives described above. Mr. Miller was also paid a bonus (near the target level) of $1,384,366 under the Annual Incentive Plan.

Mr. Miller’s base salary remained at $975,000. In 2012 the Compensation Committee raised Mr. Miller’s base salary from $950,000 to $975,000 to move his base salary closer to the median range of base salaries for chief executive officers in the designated peer group.

Retirement, Health and Welfare Benefits

The Company offers retirement, health and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and National Oilwell Varco, Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold established by the Company’s benefits plan administrative committee are generally eligible to participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary.

The Company established the 401k Plan to allow employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401k Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401k Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. In addition, the Company makes cash contributions for all eligible employees between 2.5% and 5.5% of their salary depending on the employee’s full years of service with the Company. Such contributions vest immediately. The 401k Plan offers 25 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401k Plan provides the Company’s employees the option to invest directly in the Company’s stock. The 401k Plan offers in-service withdrawals, loans and hardship distributions.

The Company established the Supplemental Plan, a non-qualified plan, to

•	allow Supplemental Plan participants to continue saving towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they can no longer contribute to the 401k Plan; and

•	provide Company contributions that cannot be contributed to the 401k Plan due to compensation and contribution ceilings established under the Internal Revenue Code.

Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under the Company’s annual incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under the Company’s incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401k Plan.

U.S. Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deductibility of certain compensation paid to our chief executive officer and the next four highest paid executives excluding the chief financial officer (“covered employees”). Excluded from the limitation is compensation that is qualified as “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, there may be circumstances when it is appropriate to pay compensation to our covered employees that does not qualify as “performance based compensation” and thus is not deductible by us for federal income tax purposes. Our stock option and performance-based restricted stock award grants are designed to be “performance based compensation.” Bonus payments to our executives under the Company’s Annual Incentive Plan should also qualify as performance based and therefore be excluded from this limitation.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information, and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants. The Compensation Committee does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for the stock option grants is the date the Committee meets and approves the grant, with the exercise price for the option grant being based on the Company’s closing stock price on the date of grant.

Recoupment Policy

On February 15, 2013, the Compensation Committee approved an amendment to the Company’s Long-Term Incentive Plan to allow the Compensation Committee, at its sole discretion, to terminate any award of stock options and/or restricted stock if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition or results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

On such date, the Compensation Committee also approved a similar clawback type provision be added to the Company’s Annual Incentive Plan.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its executive officers in February 2013. The Company’s stock ownership guidelines for its executive officers are intended to align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock. Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman & CEO	6X
President & COO	3X
Other executive officers	2X

The Company’s executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. All of the Company’s named executive officers are currently in compliance with the Company’s stock ownership guidelines.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate Frederic Cook.

In connection with its engagement of Frederic Cook, the Compensation Committee considered various factors bearing upon Frederic Cook’s independence including, but not limited to, the amount of fees received by Frederic Cook from the Company as a percentage of Frederic Cook’s total revenue, Frederic Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Frederic Cook’s independence. After reviewing these and other factors, the Compensation Committee determined that Frederic Cook was independent and that its engagement did not present any conflicts of interest. Frederic Cook also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

Recent Developments

In May 2013, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers, with approximately 96% of stockholder votes cast in favor of our say-on-pay resolution. As a result, the Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders.

On February 25, 2014, the Compensation Committee approved the performance terms of the 2014 National Oilwell Varco Incentive Plan (the “2013 Incentive Plan”). The terms of the 2014 Incentive Plan are consistent with those described under “Annual Incentive Award” above.

On February 25, 2014, the Compensation Committee also approved the grant of stock options to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Securities Underlying Options (#)
Merrill A. Miller, Jr.	197,434
Clay C. Williams	159,482
Jeremy D. Thigpen	41,150
Dwight W. Rettig	41,150
Robert W. Blanchard	25,679

The exercise price of the stock options is $74.83 per share, which was the closing stock price of National Oilwell Varco, Inc. common stock on the date of grant. The stock options have terms of 10 years from the date of grant and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

On February 25, 2014, the Compensation Committee approved the grant of performance share awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan, as follows:

Name	Performance Awards (Target # of Shares)
Merrill A. Miller, Jr.	62,213
Clay C. Williams	50,254
Jeremy D. Thigpen	14,650
Dwight W. Rettig	14,650
Robert W. Blanchard	9,010

The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two equal, independent parts that are subject to two separate performance metrics: 50% with a TSR (total shareholder return) goal and 50% with an internal ROC goal (return on capital). Performance against the TSR goal is determined by comparing the performance of the Company’s TSR with the TSR performance of the members of the OSX index for the three year performance period of the performance share awards. Performance against the ROC goal is determined by comparing the performance of the Company’s actual ROC performance average for each of the three years of the performance period against the ROC goal set by the Compensation Committee.

On February 25, 2014, the Compensation Committee, in connection with its annual review of executive compensation and performance, after consulting with Frederic Cook, approved the following base salary increases for the Company’s executive officers: Dwight W. Rettig – from $550,000 to $600,000; and Robert W. Blanchard – from $350,000 to $400,000. Increases in base salary for these executive officers were approved, effective February 26, 2014, to better align their salaries with comparable salaries offered by the Company’s industry peers.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion & Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2014 Proxy Statement.

Members of the Compensation Committee

Jeffery A. Smisek, Committee Chairman

Robert E. Beauchamp

Roger L. Jarvis

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Miller, Williams, Thigpen, Rettig, and Blanchard

The Company entered into an employment agreement on January 1, 2002 with Mr. Miller, which was amended on December 22, 2008 and on December 31, 2009. Under the employment agreement, Mr. Miller is provided a base salary, currently set at $975,000. The employment agreement also entitles him to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The agreement has a term of three years and is automatically extended on an annual basis. The agreement provides for a base salary, participation in employee incentive plans, and employee benefits as generally provided to all employees.

In addition, the agreement contains certain termination provisions. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, Mr. Miller is entitled to receive 3.5 times the amount of his current base salary, three times the amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan, and three years participation in the Company’s welfare and medical benefit plans. Mr. Miller will have the right, during the 60-

day period after such termination, to elect to surrender all or part of any stock options held by him at the time of termination, whether or not exercisable, for a cash payment equal to the spread between the exercise price of the option and the highest reported per share sales price during the 60-day period prior to the date of termination. Any option not so surrendered will remain exercisable until the earlier of one year after the date of termination or the stated expiration date of the specific option grant.

Under the agreement, termination by Mr. Miller for “Good Reason” means

•	the assignment to him of any duties inconsistent with his current position or any action by the Company that results in a diminution in his position, authority, duties or responsibilities;

•	a failure by the Company to comply with the terms of the agreement; or

•	requiring Mr. Miller to relocate or to travel to a substantially greater extent than required at the date of the agreement.

In addition, compensation will be “grossed up” for any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefit provided to Mr. Miller under the employment agreement. The agreement also contains restrictions on competitive activities and solicitation of our employees for three years following the date of termination. After any such termination of employment, Mr. Miller will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of base salary.

We entered into employment agreements on January 1, 2002 Rettig (which was amended on December 22, 2008 and on December 31, 2009), on December 22, 2008 with Mr. Blanchard (which was amended on December 31, 2009) and on January 1, 2004 with Mr. Thigpen (which was amended on December 22, 2008 and on December 31, 2009) that contain certain termination provisions. Under the employment agreements, Messrs. Thigpen, Rettig and Blanchard are provided base salary. The agreements have a one-year term and are automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans, and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than

•	voluntary termination;

•	termination for cause (as defined);

•	death; or

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive 1.5 times his current base salary and an amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan, and one year’s participation in the Company’s welfare and medical benefit plans.

In addition, compensation will be “grossed up” for any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefit provided to the executive under his employment agreement. The agreements also contain restrictions on competitive activities and solicitation of our employees for one year following the date of termination. After any such termination of employment, the executive will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates and will be entitled to receive outplacement services valued at not more than 15% of the executive’s base salary.

Additionally, the Company’s stock option agreements and restricted stock agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Williams

The Company assumed the Amended and Restated Executive Agreements entered into on December 19, 2003, by Varco with Mr. Williams, which was amended on December 22, 2008 and on December 31, 2009. The agreement has an initial term that continues in effect through December 31, 2006, and is automatically extended for one or more additional terms of three (3) years each. The agreement contains certain termination provisions, as further described below under “Varco Change in Control Severance Plan”.

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco which was assumed by the Company as a result of the merger (the “Merger”) with Varco International, Inc. (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over 10 years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $162,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Varco Change in Control Severance Plan. Mr. Williams was a participant in the Varco change in control severance plan, which was assumed by the Company as a result of the Merger.

The change in control severance plan provides benefits if the executive is terminated other than for cause or if the executive terminates his employment for good reason (each as defined below) within 24 months of a qualifying change in control. Upon such qualifying termination following a change in control, the executive is entitled to severance compensation and benefits, including those set forth below:

•	a lump sum payment equal to 4.5 times base salary;

•	a lump sum cash payment equal to any awards actually earned under the Company’s bonus plan during the year of termination;

•	full vesting of all accrued benefits under the Company’s 401(k) Plan, SERP, Supplemental Plan and Medical Plan, as applicable;

•	a lump sum payment equal to three years of expected Company contributions under the Company’s 401(k) Plan and Supplemental Plan;

•	full vesting of any restricted stock awards and payment of awards earned under any intermediate or long-term bonus plan;

•	an extended option exercise period; and

•	the gross-up of certain payments, subject to excise taxes under the Internal Revenue Code as “parachute payments,” so that the participant receives the same amount he would have received had there been no applicable excise taxes.

Under the change in control severance plan, a participant is also entitled to receive, upon a qualifying termination, medical and dental benefits (based on the cost sharing arrangement in place on the date of termination) throughout the three year payout period, and outplacement services valued at not more than 15% of base salary. After any such termination of employment, Mr. Williams will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates.

The agreement also contains restrictions on competitive activities and solicitation of our employees for one year following the date of termination, unless termination occurs as a result of a “change in control” event, in which case the period shall be three years following the date of termination.

Under the terms of the amended and restated executive agreement, which contains the change of control severance plan, the term “cause” means:

•	executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust towards the Company;

•	executives commission of any act of theft, fraud, embezzlement or misappropriation against the Company that is materially injurious to the Company regardless of whether a criminal conviction is obtained;

•	executive’s willful and continued failure to devote substantially all of his business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after a written demand by the Company specifically identifying executive’s failure is delivered by the Company;

•	executive’s unauthorized disclosure of confidential information of the Company that is materially injurious to the Company; or

•	executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Company’s board of directors.

Under the terms of the amended and restated executive agreement, which contains the change of control severance plan, the term “good reason” means:

•	failure to re-elect or appoint the executive to any corporate office or directorship held at the time of the change of control or a material reduction in executive’s authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if executive is assigned duties or responsibilities inconsistent in any material respect from those of executive at the time of the relevant change of control all on the basis of which executive makes a good faith determination that the terms of his employment have been detrimentally and materially affected;

•	a material reduction of executive’s compensation, benefits or perquisites, including annual base salary, annual bonus, intermediate or long-term cash or equity incentive opportunities or plans from those in effect prior to the change of control;

•	The Company fails to obtain a written agreement satisfactory to executive from any successor or assigns of the Company to assume and perform the amended and restated executive agreement; or

•	The Company requires executive to be based at any office located more than fifty (50) miles from the Company’s current offices without executive’s consent.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or change in control of the Company.

The Company’s Compensation Committee believes the payment and benefit levels provided to its named executive officers under their employment agreements and/or change of control plans upon termination or change of control should correspond to the level of responsibility and risk assumed by the named executive officer. Thus, the payment and benefit levels for Mr. Miller, Mr. Rettig, Thigpen and Mr. Blanchard are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements. The payment and benefit levels for Mr. Williams are based on similar considerations but certain differences in his benefits are due to the particular terms of his executive agreement, which was assumed by the Company in the Merger. The Compensation Committee recognizes that it is not likely that the Company’s named executive officers would be retained by an acquiror in the event of a change of control. As a result, the Compensation Committee believes that a certain amount of cash compensation, along with immediate vesting of all unvested equity compensation, is an appropriate and sufficient incentive for the named executive officers to remain employed with the Company, even if a change of control were imminent. It is believed that these benefit levels should provide the Company’s named executive officers with reasonable financial security so that they could continue to make strategic decisions that impact the future of the Company.

The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2013 for Merrill A. Miller, Jr., the Company’s Chief Executive Officer.

Executive Benefits and Payments Upon Termination(1)	Involuntary Not for Cause Termination(2)
Base Salary (3.5 times)	$3,412,500
Continuing medical benefits	$288,809
Retirement Contribution and Matching	$234,000
Value of Unvested Stock Options	$2,014,500
Value of Unvested Restricted Stock	$12,432,130
Outplacement Services(3)	$146,250
Estimated Tax Gross Up	$0

Total:	$18,528,189

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2013 of $975,000. Unvested stock options include 37,000 options from 2011 grant at $79.80/share, 86,334 options from 2012 grant at $84.58/share and 197,500 options from 2013 grant at $69.33/share. Unvested restricted stock includes 41,000 shares from 2011 grant and 45,000 shares from 2012 grant, as well as 70,320 performance share awards from the 2013 grant. Value of unvested stock options, restricted stock and performance share awards based on a share price of $79.53, the Company’s closing stock price on December 31, 2013.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2013. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.

(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Miller’s employment for cause;

•	Mr. Miller’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Miller’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Miller as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Miller (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Miller would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2013 for Clay C. Williams, the Company’s President and Chief Operating Officer.

Executive Benefits and Payments Upon Termination(1)	Involuntary Not for Cause Termination(2)
Base Salary (4.5 times)	$3,375,000
Continuing medical benefits	$526,126
Retirement Contribution and Matching	$180,000
Value of Unvested Stock Options	$693,600
Value of Unvested Restricted Stock	$6,475,492
Outplacement Services(3)	$112,500
Estimated Tax Gross Up	$0
Total:	$11,362,718

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2013 of $750,000. Unvested stock options include 15,750 options from 2011 grant at $79.80/share, 36,000 options from 2012 grant at $84.58/share, and 68,000 options from 2013 grant at $69.33/share. Unvested restricted stock includes 17,500 shares from 2011 grant, 18,750 shares from 2012 grant, and 21,000 shares from 2013 grant and 24,172 performance share awards from the 2013 grant. Value of unvested stock options and restricted stock based on a share price of $79.53, the Company’s closing stock price on December 31, 2013.
(2)	Assumes, within 24 months of a qualifying change in control, the employment relationship is terminated by the Company for other than cause or if the executive terminates his employment for good reason, as of December 31, 2013, as further described under the caption “Williams” above.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event Mr. Williams is terminated involuntarily by the Company for any reason other than for cause (and such termination is not pursuant to a qualifying change in control), Mr. Williams will be entitled to receive the following:

•	an amount equal to his base salary; and

•	an amount equal to awards actually earned under Company incentive plans calculated through the last completed quarter prior to the date of termination of employment.

In the event of a Company termination of Mr. Williams’ employment for cause or Mr. Williams’ voluntary termination of his employment with the Company (not for good reason), no extra benefits are payable by the Company to Mr. Williams as a result of any such events.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2013 for Jeremy D. Thigpen, the Company’s Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination(1)	Involuntary Not for Cause Termination(2)
Base Salary (1.5 times)	$975,000
Continuing medical benefits	$929,774
Retirement Contribution and Matching	$52,000
Value of Unvested Stock Options	$419,730
Value of Unvested Restricted Stock	$3,956,618
Outplacement Services(3)	$97,500
Estimated Tax Gross Up	$0
Total:	$6,430,622

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2013 of $650,000. Unvested stock options include 8,100 options from 2011 grant at $79.80/share, 19,334 options from 2012 grant at $84.58/share, and 41,150 options from 2013 grant at $69.33/share. Unvested restricted stock includes 9,000 shares from 2011 grant, 10,100 shares from 2012 grant and 16,000 shares from 2013 grant and 14,650 performance share awards from the 2013 grant. Value of unvested stock options and restricted stock based on a share price of $79.53, the Company’s closing stock price on December 31, 2013.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2013. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Thigpen’s employment for cause;

•	Mr. Thigpen’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Thigpen’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Thigpen as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Thigpen (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Thigpen would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2013 for Dwight W. Rettig, the Company’s Executive Vice President, General Counsel and Secretary.

Executive Benefits and Payments Upon Termination(1)	Involuntary Not for Cause Termination(2)
Base Salary (1.5 times)	$825,000
Continuing medical benefits	$669,152
Retirement Contribution and Matching	$46,750
Value of Unvested Stock Options	$419,730
Value of Unvested Restricted Stock	$3,718,028
Outplacement Services(3)	$82,500
Estimated Tax Gross Up	$0
Total:	$5,761,160

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2013 of $550,000. Unvested stock options include 8,100 options from 2011 grant at $79.80/share, 19,334 options from 2012 grant at $84.58/share and 41,150 options from 2013 at $69.33/share. Unvested restricted stock includes 9,000 shares from 2011 grant, 10,100 shares from 2012 grant and 13,000 shares from 2013 grant and 14,650 performance share awards from the 2013 grant. Value of unvested stock options and restricted stock based on a share price of $79.53, the Company’s closing stock price on December 31, 2013.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2013. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Rettig’s employment for cause;

•	Mr. Rettig’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Rettig’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Rettig as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Rettig (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Rettig would also be entitled to receive an amount equal to 50% of his base salary.

The following table describes the potential payments upon termination or change in control of the Company as of December 31, 2013 for Robert W. Blanchard, the Company’s Vice President, Corporate Controller and Chief Accounting Officer.

Executive Benefits and Payments Upon Termination(1)	Involuntary Not for Cause Termination(2)
Base Salary (1.5 times)	$525,000
Continuing medical benefits	$466,177
Retirement Contribution and Matching	$31,500
Value of Unvested Stock Options	$261,926
Value of Unvested Restricted Stock	$2,760,486
Outplacement Services(3)	$52,500
Estimated Tax Gross Up	$0
Total:	$4,097,589

(1)	For purposes of this analysis, we assumed the Executive’s compensation is as follows: base salary as of December 31, 2013 of $350,000. Unvested stock options include 6,850 options from 2011 grant at $79.80/share, 15,534 options from 2012 grant at $84.58/share, and 25,679 options from 2013 grant at $69.33/share. Unvested restricted stock includes 7,600 shares from 2011 grant, 8,100 shares from 2012 grant, and 10,000 shares from 2013 grant and 9,010 performance share awards from the 2013 grant. Value of unvested stock options and restricted stock based on a share price of $79.53, the Company’s closing stock price on December 31, 2013.
(2)	Assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason”, as of December 31, 2013. Termination by the executive for “Good Reason” means the assignment to the employee of any duties inconsistent with his current position or any action by the Company that results in a diminution in the executive’s position, authority, duties or responsibilities; a failure by the Company to comply with the terms of the executive’s employment agreement; or the requirement of the executive to relocate or to travel to a substantially greater extent than required at the date of the employment agreement.
(3)	Executive also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

In the event of:

•	a Company termination of Mr. Blanchard’s employment for cause;

•	Mr. Blanchard’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	Mr. Blanchard’s employment with the Company is terminated due to his death or disability,

no extra benefits are payable by the Company to Mr. Blanchard as a result of any such events, other than accrued obligations and benefits owed by the Company to Mr. Blanchard (such as base salary through the date of termination and his outstanding balance in the Company’s 401k Plan). In the event termination is not for cause, Mr. Blanchard would also be entitled to receive an amount equal to 50% of his base salary.

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2013 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)	(i)		(j)
Merrill A. Miller, Jr.	2013		$975,000		—		$5,167,465		$4,711,550		$1,384,366	—		$49,200		$12,287,581
Chief Executive Officer	2012		$975,000		$355,000		$3,806,100		$3,232,209		$1,065,405	—		$48,981		$10,136,781
	2011		$950,000		—		$3,271,800		$3,282,470		$2,280,000	—		$47,800		$9,832,070

Clay C. Williams President & Chief Operating Officer	2013 2012 2011	$ $ $	750,000 700,000 600,000	$	— 170,000 —	$ $ $	3,232,209 1,585,875 1,396,500	$ $ $	1,638,800 1,620,540 1,397,268	$ $ $	709,931 509,937 960,000	— — —	$ $ $	40,162 37,923 33,800	$ $ $	6,371,102 4,624,275 4,387,568

Jeremy D. Thigpen Senior VP & Chief Financial Officer	2013 2012 2011	$ $	650,000 550,000 —	$	— 130,000 —	$ $	2,185,835 854,258 —	$ $	991,715 870,290 —	$ $	492,219 636,371 —	— — —	$ $	33,038 28,875 —	$ $	4,352,807 3,069,794 —

Dwight W. Rettig Executive VP, General Counsel & Secretary	2013 2012 2011	$ $ $	550,000 550,000 500,000	$	— 130,000 —	$ $ $	1,977,845 854,258 718,200	$ $ $	991,715 870,290 718,595	$ $ $	416,493 375,624 750,000	— — —	$ $ $	34,950 32,918 32,300	$ $ $	3,971,003 2,813,090 2,719,095

Robert W. Blanchard, Vice President, Corporate Controller and Chief Accounting Officer	2013 2012 2011	$ $ $	350,000 350,000 325,000	$	— 80,000 —	$ $ $	1,355,400 685,098 606,480	$ $ $	618,864 606,636 566,218	$ $ $	248,476 239,033 487,500	— — —	$ $ $	25,950 25,728 24,425	$ $ $	2,598,690 1,986,495 2,009,623

(1)	Reflects a discretionary bonus payout. For further information, see “Compensation Discussion and Analysis – Components of Compensation – Annual Incentive Award”.
(2)	The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2013 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.
(3)	The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2013 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.
(4)	The amounts include:
(a)	The Company’s cash contributions for 2013 under the National Oilwell Varco 401(k) and Retirement Savings Plan, a defined contribution plan, on behalf of Mr. Miller – $20,400; Mr. Williams – $20,400; Mr. Thigpen – $17,315; Mr. Rettig – $21,675, and Mr. Blanchard – $21,675.
(b)	The Company’s cash contributions for 2013 under the National Oilwell Varco Supplemental Savings Plan, a defined contribution plan, on behalf of Mr. Miller – $28,800; Mr. Williams – $19,762; Mr. Thigpen – $15,723; Mr. Rettig – $13,275, and Mr. Blanchard – $4,275.

Grants of Plan Based Awards

The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2013. The Company has granted no stock appreciation rights.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Merrill A. Miller, Jr.	2013	$146,250	$1,462,500	$2,925,000	0	70,320	140,640	0	197,500	$69.33	$9,879,015
Clay C. Williams	2013	$75,000	$750,000	$1,500,000	0	24,172	48,344	21,000	68,000	$69.33	$4,871,009
Jeremy D. Thigpen	2013	$52,000	$520,000	$1,040,000	0	14,650	29,300	16,000	41,150	$69.33	$3,177,550
Dwight W. Rettig	2013	$44,000	$440,000	$880,000	0	14,650	29,300	13,000	41,150	$69.33	$2,969,560
Robert W. Blanchard	2013	$26,250	$262,500	$525,000	0	9,010	18,020	10,000	25,679	$69.33	$1,974,264

(1)	Represents the range of possible payouts under our annual incentive compensation plan.
(2)	On March 22, 2013, the Compensation Committee approved the 2013 Performance Share Award Grant. The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital).
(3)	On February 15, 2013, the Compensation Committee approved a special grant of restricted stock awards to its executive officers pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan. The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(4)	Assumptions made in calculating the value of option and restricted stock awards are further discussed in Item 15. Exhibits and Financial Statement Schedules – Notes to Consolidated Financial Statements, Note 13, of the Company’s Form 10-K for the fiscal year ended December 31, 2013. The grant date fair value of the restricted stock awards are as follows: Mr. Miller – $5,167,465; Mr. Williams –$3,232,209; Mr. Thigpen – $2,185,835; Mr. Rettig – $1,977,845 and Mr. Blanchard – 1,355,400. The grant date fair value of the option awards are as follows: Mr. Miller – $4,711,550; Mr. Williams – $1,638,800; Mr. Thigpen – $991,715; Mr. Rettig – $991,715; and Mr. Blanchard – $618,864.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Merrill A. Miller, Jr.		197,50	0(2)		$69.33	2/16/23
	43,166	86,33	4(3)		$84.58	2/22/22
	74,000	37,00	0(4)		$79.80	2/23/21
									41,00	0(5)	$3,260,730
									45,00	0(6)	$3,578,850
									70,32	0(8)	$5,592,550
Clay C. Williams		68,00	0(2)		$69.33	2/16/23
	18,000	36,00	0(3)		$84.58	2/22/22
	31,500	15,75	0(4)		$79.80	2/23/21
	61,680				$44.07	2/17/20
									17,50	0(5)	$1,391,775
									18,75	0(6)	$1,491,188
									21,00	0(7)	$1,670,130
									24,17	2(8)	$1,922,399
Jeremy D. Thigpen		41,50	0(2)		$69.33	2/16/23
	9,666	19,33	4(3)		$84.58	2/22/22
	8,1000	8,10	0(4)		$79.80	2/23/21
	11,295				$44.07	2/17/20
									9,00	0(5)	$715,770
									10,10	0(6)	$803,253
									16,00	0(7)	$1,272,480
									14,65	0(8)	$1,165,115
Dwight W. Rettig		41,50	0(2)		$69.33	2/16/23
	9,666	19,33	4(3)		$84.58	2/22/22
	16,200	8,10	0(4)		$79.80	2/23/21
									9,00	0(5)	$715,770
									10,10	0(6)	$803,253
									13,00	0(7)	$1,033,890
									14,65	0(8)	$1,165,115
Robert W. Blanchard		25,67	9(2)		$69.33	2/16/23
	7,766	15,53	4(3)		$84.58	2/22/22
	13,700	6,85	0(4)		$79.80	2/23/21
									7,60	0(5)	$604,428
									8,10	0(6)	$644,193
									10,00	0(7)	$795,300
									9,01	0(8)	$716,565

(1)	Calculations based upon the closing price ($79.53) of the Company’s common stock on December 31, 2013, the last trading day of the year.

(2)	2013 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/15/2014, 2/15/2015 and 2/15/2016.
(3)	2012 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/21/13, 2/21/14 and 2/21/15.
(4)	2011 Stock Option Grant – Stock options vest at the rate of 33 1/3%/year, with vesting dates of 2/22/12, 2/22/13 and 2/22/14.
(5)	2011 Performance-Vesting Restricted Stock Grant – The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2011 to December 31, 2013 exceeding the median operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.
(6)	2012 Performance-Vesting Restricted Stock Grant – The grant vests 100% on the third anniversary of the date of grant, contingent on the Company’s operating income growth, measured on a percentage basis, from January 1, 2012 to December 31, 2014 exceeding the median operating income growth for a designated peer group over the same period. One-time, non-recurring, non-operational gains or charges to income taken by the Company or any member of the designated peer group that are publicly reported would be excluded from the income calculation and comparison set forth above. If the Company’s operating income growth does not exceed the median operating income growth of the designated peer group over the designated period, the applicable restricted stock award grant for the executives will not vest and would be forfeited.
(7)	2013 Special Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.
(8)	2013 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two approximately equal, independent parts that are subject to two separate performance metrics: 50% in value based on the Company’s TSR (total shareholder return) goal and 50% in value based on the Company’s internal ROC goal (return on capital).

The following table provides information on the amounts received by the Named Executive Officers during 2013 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Merrill A. Miller, Jr.	195,000	$5,167,655	0	$0
Clay C. Williams	0	$0	0	$0
Jeremy D. Thigpen	0	$0	0	$0
Dwight W. Rettig	21,962	$946,251	0	$0
Robert W. Blanchard	11,295	$385,499	0	$0

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2013. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualifed Deferred Compensation

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(3) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Merrill A. Miller, Jr.	$0	$28,800	$51,443	—	$353,803
Clay C. Williams	$0	$19,762	$251,136	—	$995,195
Jeremy D. Thigpen	$0	$15,723	$20	—	$67,371
Dwight W. Rettig	$0	$13,275	$24	—	$77,181
Robert W. Blanchard	$0	$4,275	$224,898	—	$1,017,352

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.
(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2013.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)(2)	(e)	(f)	(g)(3)	(h)
Greg L. Armstrong	$99,500	$165,040	—	—	—	$1,955	$264,540
Robert E. Beauchamp	$87,500	$165,040	—	—	—	—	$252,540
Ben A. Guill	$83,000	$165,040	—	—	—	$13,438	$248,040
David D. Harrison	$104,500	$165,040	—	—	—	$13,047	$269,540
Roger L. Jarvis	$82,500	$165,040	—	—	—	—	$247,540
Eric L. Mattson	$84,000	$165,040	—	—	—	$8,807	$249,540
Jeffery A. Smisek	$90,500	$165,040	—	—	—	—	$255,040

(1)	The aggregate number of outstanding shares of restricted stock as of December 31, 2013 for each director are as follows: Mr. Armstrong – 4,520; Mr. Beauchamp – 4,520; Mr. Guill – 4,520; Mr. Harrison – 4,520; Mr. Jarvis – 4,520; Mr. Mattson – 4,520; and Mr. Smisek – 4,520.
(2)	The aggregate number of outstanding stock options as of December 31, 2013 for each director are as follows: Mr. Armstrong – 53,630; Mr. Beauchamp – 48,630; Mr. Guill – 53,630; Mr. Harrison – 53,630; Mr. Jarvis – 68,630; Mr. Mattson – 38,630; and Mr. Smisek – 43,298.
(3)	Expenses for non-business related activities associated with the Company’s board meeting in Singapore, comprised mainly of air travel expenses for spouses of directors, paid by the Company on behalf of Mr. Armstrong – $1,955; Mr. Guill – $13,438; Mr. Harrison – $13,047; and Mr. Mattson – $8,807.

Board Compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation:

•	For service on the Board of Directors – an annual retainer of $75,000, paid quarterly;

•	For service as chairperson of the audit committee of the Board of Directors – an annual retainer of $30,000, paid quarterly;

•	For service as chairperson of the compensation committee of the Board of Directors – an annual retainer of $15,000, paid quarterly;

•	For service as chairperson of the nominating/corporate governance committee of the Board of Directors – an annual retainer of $10,000, paid quarterly;

•	For service as a member of the audit committee of the Board of Directors – an annual retainer of $10,000, paid quarterly;

•	For service as a member of the compensation committee of the Board of Directors – an annual retainer of $7,500, paid quarterly;

•	For service as a member of the nominating/corporate governance committee of the Board of Directors – an annual retainer of $5,000, paid quarterly; and

•	$1,500 for each Board meeting and each committee meeting attended.

The Lead Director receives an annual retainer of $15,000, paid quarterly.

Directors of the Board who are also employees of the Company do not receive any compensation for their service as directors.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco Long-Term Incentive Plan.

The Board approved the grant of 2,386 shares of restricted stock awards on May 22, 2013 to each non-employee director under the National Oilwell Varco Long-Term Incentive Plan. The restricted stock award shares vest in three equal annual installments beginning on the first anniversary of the date of the grant.

Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis – Stock Ownership Guidelines for Executives”. All of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2013.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

If you wish to submit proposals to be included in our 2015 Proxy Statement, we must receive them on or before December 11, 2014. Please address your proposals to: Dwight W. Rettig, Executive Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no later than January 14, 2015 to: Dwight W. Rettig, Executive Vice President, General Counsel and Secretary, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with National Oilwell Varco’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

National Oilwell Varco’s 2013 Annual Report on Form 10-K filed on February 14, 2014 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Dwight W. Rettig

Dwight W. Rettig

Executive Vice President, General Counsel and

Secretary

Houston, Texas

April 10, 2014

VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NATIONAL OILWELL VARCO, INC.7909 PARKWOOD CIRCLE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSATTN: LGAL DEPT - 7TH FLOOR If you would like to reduce the costs incurred by our company in mailing proxy HOUSTON, TX 77036materials, you can consent to receiving all future proxy statements, proxy card sand annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broad ridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following:1. Election of Directors For Against Abstain1A Merrill A. Miller, Jr.1B Clay C. Williams For Against Abstain1C Greg L. Armstrong 3. Approve, by non-binding vote, the compensation of our named executive officers:1D Robert E. Beauchamp NOTE: Such other business as may properly come before the meeting or any adjournment thereof.1E Marcela E. Donadio1F Ben A. Guill1G David D. Harrison1H Roger L. Jarvis1I Eric L. Mattson1K Jeffrey A. Smisek.0000207708_1 R1.0.0.51160.. The Board of Directors recommends you vote FORR1 proposals 2. and 3.: For Against Abstain1 2. Ratification of Independent Auditors: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS & 10k is/are available at www.proxyvote.com .NATIONAL OILWELL VARCO, INC.PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERSON MAY 14, 2014The undersigned hereby appoints Clay C. Williams and Dwight W. Rettig or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of National Oilwell Varco, Inc. to be held on Wednesday, May 14, 2014, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 10, 2014 proxy statement. This proxy is solicited on behalf of the board of directors of National Oilwell Varco, Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal3).The undersigned acknowledges receipt of the April 10, 2014 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein. Continued and to be signed on reverse side0000207708_2 R1.0.0.51160